Exhibit 10.22

CONFIDENTIAL TREATMENT

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED AS TO CERTAIN PORTIONS OF THIS DOCUMENT. EACH SUCH PORTION, WHICH HAS BEEN OMITTED HEREIN AND REPLACED WITH AN ASTERISK [*], HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

MATERIALS SUPPLY AGREEMENT

THIS MATERIALS SUPPLY AGREEMENT (the “Agreement”) is made and entered into as of September 10, 2009 (the “Effective Date”) by and between GEN-PROBE INCORPORATED, a Delaware corporation with a principal place of business at 10210 Genetic Center Drive, San Diego, CA 92121 (“Supplier”), and ROKA BIOSCIENCE, INC., a Delaware corporation with a principal place of business at 10210 Genetic Center Drive, Suite 101, San Diego, CA 92121 (“Purchaser”). Purchaser and Supplier may be referred to individually herein as a “Party,” and collectively as the “Parties.”

BACKGROUND

A. Supplier and Purchaser are entering into a series of agreements pursuant to which Purchaser will acquire certain assets and licenses from Supplier, including that certain Contribution and Stock Issuance Agreement of even date herewith (the “Contribution Agreement”) and that certain License Agreement of even date herewith (the “License Agreement”); and

B. In connection with the transactions contemplated by the Contribution Agreement and the License Agreement, Purchaser desires to purchase from Supplier, and Supplier desires to supply to Purchaser, certain materials and products.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the Parties hereby agree as follows:

1.	DEFINITIONS

The following capitalized terms shall have the associated meanings when used in this Agreement.

1.1 “Abbreviated Term” has the meaning specified in Section 6.1.

1.2 “Affiliate” means any entity controlled by, controlling, or under common control with a party hereto. For the purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by,” “controlling” and “under common control with”) as used with respect to a party shall mean the possession, directly or indirectly, of more than 50% of the outstanding voting securities of a corporation or comparable equity interest in any other type of entity, or the power otherwise to direct and/or cause the direction of the management and policies of such entity.

1.3 “Agreement” has the meaning specified in the preamble.

1.4 “Assay” means a product designed to detect the presence, amount or identity, and/or determine viability, of a microorganism or other substance in a sample.

1.5 “Assay Component(s)” means the raw materials necessary to develop and produce TMA Assays in the Company Field as more particularly set forth in Exhibit A attached hereto, provided that Exhibit A may be updated by Supplier from time to time by providing written notice thereof to Purchaser.

1.6 “Certificate of Analysis” means the documentation that accompanies the Covered Materials and confirms that such materials meet the Specifications.

1.7 “Company Field” has the meaning specified in the License Agreement.

1.8 “Contribution Agreement” has the meaning specified in the recitals.

1.9 “Covered Materials” means Assay Components.

1.10 “Effective Date” has the meaning specified in the preamble.

1.11 “Force Majeure” has the meaning specified in Section 11.4.

1.12 “Initial Term” has the meaning specified in Section 6.1.

1.13 “License Agreement” has the meaning set forth in the recitals.

1.14 “Party” or “Parties” has the meaning set forth in the preamble.

1.15 “Purchaser” has the meaning set forth in the preamble.

1.16 “Specifications” means Supplier’s actual production and technical specifications for Covered Materials.

1.17 “Supplier” has the meaning set forth in the preamble.

1.18 “Supply Price” has the meaning set forth in Section 3.1.1.

1.19 “Term” has the meaning specified in Section 6.1.

1.20 “TMA Assay” means an Assay based on or using transcription-based nucleic acid amplification.

2.	PURCHASE AND SUPPLY OF COVERED MATERIALS

2.1 Obligation to Purchase and Supply.

2.1.1 Obligation to Purchase. Subject to the terms and conditions of this Agreement, Purchaser shall purchase from Supplier (i) all of Purchaser’s requirements for Assay Components listed in Part A of Exhibit A.

2.1.2 Obligation to Supply. Subject to the terms and conditions of this Agreement, Supplier shall supply Purchaser with all of Purchaser’s requirements for Assay Components listed in Part A of Exhibit A. In the event that the Supplier production facility or production line for any Covered Materials becomes non-operational for any reason whatsoever, Suppler will promptly notify Purchaser, and Supplier will use commercially reasonable efforts to ensure that the production line for the Covered Materials is restored and revalidated at the same rate and in a manner that does not differ in any material respect from the priority and restoration rate of any other production line(s) at the Suppler facility. If Supplier is unable to supply Purchaser’s requirements for any Covered Materials ordered by Purchaser in accordance with the terms of this Agreement, then Supplier shall use its commercially reasonable efforts to remedy the problem or secure an alternative source of supply for the applicable Covered Materials within a reasonable time, and any such alternative source of supply shall be on terms substantially similar with the terms of this Agreement. If Supplier is unable to remedy the problem or secure an alternative source of supply within two (2) months after its initial failure to supply, then Supplier shall consult with Purchaser and the parties shall work together to remedy the problem.

2.2 Forecasting.

2.2.1 Part A Assay Components. Purchaser shall purchase from Supplier, upon Purchaser’s request as provided in this Agreement, all of its requirements for Assay Components listed in Part A of Exhibit A. For purposes of Supplier’s long term capacity planning, Purchaser shall provide to Supplier annually by the last day of August of each year a good-faith forecast of its expected orders of Assay Components listed in Part A of Exhibit A for each of the succeeding two (2) calendar years. Such forecasts for Assay Components listed in Part A of Exhibit A shall be non-binding.

2.2.2 Part B Assay Components. On a monthly basis, on or about the first day of each calendar month commencing March 1, 2010, Purchaser will submit a good-faith forecast of its expected orders of Assay Components listed in Part B of Exhibit A for the remainder of the Abbreviated Term. Purchaser’s forecasts for Assay Components listed in Part B of Exhibit A shall be non-binding, except that Purchaser shall submit purchase orders in at least the quantities specified, in such forecast with respect to the first three (3) months of each rolling forecast that Purchaser provides to Supplier under this Section 2.2.2, which shall be considered firm purchase orders under Section 2.3. For each such forecast, the amount ordered for the first three (3) months of the forecast shall not exceed 125% of the amounts forecasted for each such month in the most recent previous forecast, and Supplier shall have no firm obligation to supply Purchaser with any amounts ordered in excess of such amounts for each such month, but Supplier shall use commercially reasonable efforts to supply any such excess orders.

2.2.3 General Terms Applicable to Forecasts. During the applicable Term, subject to the forecasting and purchase order acceptance requirements, Supplier shall supply and deliver Covered Materials to Purchaser as ordered by Purchaser pursuant to purchase orders issued by Purchaser and accepted by Supplier as provided in Section 2.3, and Purchaser shall purchase the Covered Materials supplied by Supplier under such orders.

2.3 Purchase Orders.

2.3.1 Part A Assay Components. Purchaser shall submit to Supplier by September 15, 2009 a purchase order of its requirements for the Assay Components listed in Part A of Exhibit A for the period from January 1 2010 until December 31, 2010 Purchaser shall submit to Supplier by the last day of August of each year commencing August 31, 2010 a purchase order of its requirements for the Assay Components listed in Part A of Exhibit A for the next succeeding calendar year, which begins the first day of the fourth month after the receipt of the purchase order; provided, however, in no event shall any order fall below the minimum quantity specified for a particular Assay Component as specified in Part A of Exhibit A. Each of Purchaser’s purchase orders for Assay Components listed in Part A of Exhibit A shall be in writing and shall constitute a binding obligation upon Purchaser to accept and pay for a minimum of eighty percent (80%) of the quantities ordered for materials which are common to Supplier’s business and to accept and pay for a minimum of one hundred percent (100%) of quantities ordered for materials which are not common to Supplier’s business, unique to Purchaser’s business and/or manufactured to fulfill Purchaser’s sole demand; provided that the minimum purchase requirement shall not apply to the purchase order Purchaser submits for the period from the Effective Date until December 31, 2010. Commencing with receipt of the annual purchase order, Purchaser shall provide to Supplier, in writing, a rolling monthly delivery schedule, starting with the first applicable month, which identifies quantities, destinations and delivery dates. Proposed additions to the agreed upon annual purchase quantities identified in the annual purchase order shall be submitted by Purchaser in writing to Supplier. Supplier will use commercially reasonable efforts to meet delivery times of one hundred twenty (120) days from receipt of quantity changes. Delivery dates for quantities outside of planned volumes will be negotiated at the time the written change request is received. With respect to the Purchaser’s requirements for the Assay Components listed in Part A of Exhibit A for the period from the Effective Date until December 31, 2009, Purchaser shall from time to time submit to Supplier a purchase order of its requirements for such Assay Components and Supplier shall use commercially reasonable efforts to fulfill such purchase orders from Supplier’s existing stocks of such Assay Components.

2.3.2 Part B Assay Components. Purchaser shall order Assay Components listed in Part B of Exhibit A from time to time by submitting written purchase orders setting forth the quantities of such Assay Components being ordered and the specified delivery date (which shall not be less than the required minimum lead-time for the delivery of such Assay Components of 90 days after receipt of the purchase order); provided, however, in no event shall any order fall below the minimum quantity specified for a particular Assay Component as specified in Part B of Exhibit A.

2.3.3 General Terms Applicable to Purchase Orders. All purchase orders for Assay Components listed in Part A or Part B of Exhibit A shall set forth shipping instructions with respect to each shipment of Covered Materials together with any specified or out of ordinary delivery locations (which shall be limited to Purchaser’s United States facilities) or instructions or packaging requirements. All purchase orders shall be subject to acceptance in writing by Supplier. However, for all purchase orders from Purchaser submitted in accordance with the terms of this Section 2.3 (a) Supplier shall accept at least that quantity of Purchaser’s order that is up to 125% of the forecast volume for the applicable period and (b) Supplier shall use commercially reasonable efforts to accept any additional quantity of Covered Materials beyond 125% if specified in Purchaser’s purchase order for that period. Purchaser may use its standard form of purchase order, however, any term in any such purchase order, or any other document relating to the ordering or delivery of Covered Materials hereunder, that is additional (other than the terms specifically contemplated in this Section 2.3) or different than the terms of this Agreement shall be void, and the terms of this Agreement shall control in such case. Upon acceptance of a purchase order by Supplier, such purchase order and acceptance shall constitute a binding contract between Purchaser and Supplier (subject to the terms and conditions of this Agreement).

2.4 Shipment; Delivery. All Covered Materials ordered shall be shipped FOB shipping point (typically, Supplier’s manufacturing facility). Control, custody, title and risk of loss with respect to all Covered Materials shall pass from Supplier to Purchaser upon delivery of the Covered Materials to the carrier designated by Purchaser. Supplier will package and ship Covered Materials in accordance with Supplier’s customary practices, unless otherwise specified in the Specifications or by Purchaser in an accepted purchase order. Purchaser is solely responsible for the cost of all shipping and/or transportation requirements, including any unique packaging materials and/or validations. If the Covered Materials received by Purchaser are damaged in transit, Purchaser will notify the carrier in writing. Supplier shall not be responsible for any damage to the Covered Materials in transit.

2.5 Specifications; Product Modifications.

2.5.1 All Covered Materials supplied by Supplier under this Agreement shall comply, at the time of delivery to the carrier designated by Purchaser, with the physical and biochemical descriptions and performance specifications set forth in the applicable Specifications. Supplier shall provide Purchaser with at least three (3) months advance notice of any material changes to the Covered Materials or to its manufacturing or quality control process, and Supplier will provide Specifications to Purchaser from time to time upon request.

2.5.2 It is understood and agreed that Purchaser may request that Supplier formulate and deliver to Purchaser as an Assay Component under Part B of Exhibit A certain “custom” oligonucleotides that meet physical and biochemical descriptions and performance specifications supplied by Purchaser. If Purchaser requests a “custom” oligonucleotide from Supplier, Supplier shall review such request and notify Purchaser within five (5) business days after it receives a written request from Purchaser describing such custom oligonucleotide whether it can produce a oligonucleotide that satisfies the physical and biochemical descriptions and performance specifications provided by Purchaser in its request. If Supplier notifies Purchaser that it can produce the oligonucleotide requested by Purchaser then the descriptions and specifications provided by Purchaser shall be deemed the “Specifications” for such custom oligonucleotide. if Supplier notifies Purchaser that it cannot produce such oligonucleotide then the Parties shall confer and if they mutually agree on acceptable specifications for such custom oligonucleotide such specifications shall become the Specifications for that oligonucleotide; if the Parties cannot agree on acceptable specifications for such custom. oligonucleotide then Supplier shall not be required to produce such oligonucleotide and Purchaser may purchase such oligonucleotide from a third party.

2.6 Inspection and Rejection.

2.6.1 Purchaser (or its agent) shall have the right to inspect each shipment of Covered Materials to determine if such shipment conforms to the applicable purchase order and Specifications. If any Covered Materials shipment received by (or on behalf of) Purchaser does not meet the quantities ordered in the applicable purchase order, or otherwise has material defects that are readily apparent and cause the Covered Materials not to meet the warranty in Section 8.1 (except for any defects which are related to damage in transit), Purchaser shall notify Supplier in writing of such shortage or material defects within 30 days after receipt Unless Purchaser notifies Supplier in writing of Purchaser’s rejection within such 30-day time period, the Covered Materials will be deemed accepted; provided that the warranty provided in Section 8.1 and Supplier’s obligations under Section 9.1 shall survive acceptance of the Covered Materials by Purchaser. Supplier shall, as the case may be, as soon as practicable and in any event on or before 30 days after the date of receipt of such notice by Purchaser, ship to Purchaser the missing quantities of Covered Materials, or proceed with any applicable testing with respect to such defective Covered Materials. Final inspection as to whether any Covered Material meets the applicable Specifications shall he made at Supplier’s facility, or may be based upon Supplier’s actual test report. If the Parties disagree regarding the existence or nature of a defect, the Parties shall enlist a third party testing lab to settle the dispute and abide by such party’s determination. If Supplier confirms the defect, it shall proceed with the remedies set forth in Section 8.2. Other than the foregoing inspection and acceptance provisions with respect to Covered Materials, all sales of Covered Materials are final.

2.6.2 Purchaser shall not be required to pay Supplier for any Covered Materials which have been properly rejected. Supplier shall at its expense and at no further cost to Purchaser replace any Covered Materials that do not conform to the Covered Material Specifications. All defective units of the Covered Material shall be returned to Supplier if requested by Supplier and at their cost. Purchaser shall notify Supplier in writing of its rejection of Covered Material under this Section 2.6, shall request a Return Material Authorization (“RMA”) number and shall within thirty (30) days of receipt of such RMA number return a sample of such rejected Covered Material to Supplier freight prepaid and properly insured, along with a reasonably detailed statement of the claimed defect and proof of date of purchase. In the event Supplier determines that the returned Covered Material is defective and properly rejected by Purchaser, Supplier shall replace such defective Covered Material (and shall provide Purchaser with an RMA for the balance of the defective lot of Covered Material which shall be returned to Supplier freight prepaid and properly insured. unless Supplier requests that Purchaser have such lot destroyed in which case Supplier shall reimburse Purchaser for the costs of destruction). Supplier shall return to Purchaser, freight prepaid, all replaced Covered Materials properly rejected, along with reimbursement of the shipment charges for return of the nonconforming Covered Material. In the event that any rejected Covered Material is determined by Supplier to not be defective, Purchaser shall reimburse Supplier for all costs and expenses related to the inspection and return of such Covered Material to Purchaser. If there is disagreement between the parties as to whether the Covered Material meets Covered Material Specifications, the parties shall have such Covered Material tested by a mutually agreed upon third party and such third party’s determination as to whether such Covered Material meets Covered Material Specifications shall be binding on the parties. The expense for such testing shall be borne by Purchaser unless it is determined that the Covered Material does not meet the Covered Material Specifications. Notwithstanding anything to the contrary herein Purchaser may not reject or return to Supplier any Covered Material that has exceeded its shelf life (except if the shelf life of the Covered Material did not conform with the applicable Specifications as of the date of delivery to Purchaser).

2.7 Certificate of Analysis. Supplier shall provide a Certificate of Analysis with each delivery of Covered Materials hereunder.

2.8 Use of Covered Materials. Purchaser agrees to use Covered Materials supplied to Purchaser under this Agreement solely in the Company Field in accordance with the licenses granted to Purchaser by Supplier under the License Agreement and for no other purpose. Purchaser shall be solely responsible, at its expense, for all uses of the Covered Material pursuant to this Agreement and the License Agreement, including, without limitation, all sales, marketing, distribution and technical and customer support for any products sold containing Covered Materials supplied by Supplier hereunder. Supplier shall provide, as reasonably requested by Purchaser and agreed by Supplier, reasonable technical consulting and support as needed to assist Purchaser in resolving any issues that Purchaser itself is unable to resolve with respect to any Covered Materials supplied hereunder, at Purchaser’s expense. Such second level support shall only be available during Supplier’s normal business hours. Supplier will not be obligated to provide support directly to Purchaser’s customers. All Covered Materials shall contain Supplier labeling as reasonably specified by Supplier and used in accordance with the trademark license on the outside of the Covered Material packaging and on the protocol included with the Covered Material.

3.	PRICE AND PAYMENT

3.1 Supply Price for Covered Materials.

3.1.1 Price. For Covered Materials provided hereunder, Purchaser shall pay Supplier a fee equal to the sum of Supplier’s costs incurred by Supplier in providing the Covered Materials (including all shipping, out-of-pockets costs (including third party charges) and fully burdened salary costs) plus [*] (the “Supply Price”).

3.1.2 Invoicing and Payment. Supplier will invoice Purchaser with respect to purchases of Covered Materials an amount equal to the Supply Price for each order of Covered Materials on the date of delivery of that order. Such invoice will include reasonable detail regarding the components of the Supply Price and the calculation thereof. Purchaser shall pay all invoiced amounts within 30 days after the date of such invoice.

3.2 General Payment Terms.

3.2.1 Currency. All references to “dollars” or “$” means the legal currency of the United States. All payments to be made under this Agreement shall be made in United States dollars, unless expressly specified to the contrary herein.

3.2.2 Taxes and Duties. The purchase price of all Covered Materials is exclusive of any taxes, fees, duties, licenses or levies now or hereinafter imposed upon the production, storage, sale, transportation or use of the Covered Materials, and such taxes and other charges shall be paid by Purchaser (other than a tax measured by Supplier’s net income). In lieu of payment, Purchaser shall provide an exemption certificate acceptable to the taxing authorities.

3.2.3 Late Payments. In the event that any payment due under this Agreement is not made when due, the payment shall accrue interest from the date due at the annual rate equal to 1% above the prime interest rate reported in The Wall Street Journal, Western U.S. Edition for the due date; provided, however, that in no event shall such rate exceed the maximum legal annual interest rate. The payment of such interest shall not limit the party entitled to payment from exercising any other rights it may have as a consequence of the lateness of any payment.

3.3 Audits. Each Party reserves the right, at its own expense, to audit and to examine any cost, payment, settlement or supporting documentation resulting from the provision of any of the Covered Materials. Any such audit(s) shall (a) be undertaken by a certified public accounting firm, selected by the party seeking the audit and reasonably acceptable to the party that is being audited; (b) be performed not more than once in any 12-month period nor longer than 3 years from the date the applicable Covered Materials were supplied under this Agreement; (c) be upon reasonable notice and performed at reasonable times and in conformance with generally accepted auditing standards then applicable. Each Party agrees to fully cooperate with any such audit(s). Each Party shall hold in confidence all information learned in the course of any audit, except to the extent necessary for such Party to reveal such information in order to enforce its rights under this Agreement or if disclosure is required by law, regulation or judicial order. Any person or entity conducting such audit or inspection will agree in writing with the Party seeking the audit to treat all records reviewed in the course of the audit as the Confidential Information of the Party being audited under terms and conditions no less restrictive than the terms contained in Section 7 of the License Agreement.

4. CONFIDENTIALITY. The parties hereby acknowledge and agree that the confidentiality provisions set forth in section 7 of the license agreement apply to this agreement and to information furnished hereunder.

5.	INTELLECTUAL PROPERTY MATTERS.

5.1 The Parties hereby acknowledge and agree that the provisions regarding Intellectual Property Matters set forth in Section 5 of the License Agreement apply to this Agreement.

5.2 To the extent that any of the Covered Materials or their uses, separately or in combination with other Covered Materials or other materials, are covered by patents licensed to Supplier without the right to sublicense, the parties acknowledge, intend and agree that upon Supplier’s sale of the Covered Materials that the doctrine of patent exhaustion will apply with respect to any and all uses by Purchaser of the Covered Materials within the Company Field. To the extent that any of the Covered Materials or then uses, separately or in combination with other Covered Materials or other materials, are covered by patents licensed to Supplier without the right to sublicense, Purchaser acknowledges and agrees that following the sale of the Covered Materials hereunder Purchaser will not transport such Covered Materials from the jurisdiction in which they were delivered and purchased to any other jurisdiction in which the doctrine of patent exhaustion would not apply to the importation, offer for sale, sale or use thereof based on the original sale and delivery in the first jurisdiction, if and to the extent the use of such Covered Materials in such second jurisdiction would constitute infringement of an issued and enforceable patent.

5.3 For the avoidance of doubt and not by way of limitation, the Parties acknowledge, intend and agree that the sale of the Covered Materials will invoke the doctrine of patent exhaustion with respect to Covered Materials as to which importation, offer for sale, sale or use might otherwise be contended by the owner of the [*] to be covered by the [*]. Each Party reserves all rights with respect to the scope, validity and enforceability of the [*].

6.	TERM; TERMINATION

6.1 Term. With respect to the Assay Components listed in Part B of Exhibit A, the initial term of this Agreement will be for a period beginning on the Effective Date and ending on the second anniversary thereof, unless earlier terminated in accordance with this Section 6 (the “Abbreviated Term”). With respect to the Assay Components listed in Part A of Exhibit A, the initial term of this Agreement will be for a period beginning on the Effective Date and ending on December 31, 2015, unless earlier terminated in accordance with this Section 6 (the “Initial Term”). At the end of the Initial Term, the Agreement will automatically renew, but only as it relates to the Assay Components listed in Part A of Exhibit A, for successive two-year periods, unless Purchaser gives notice to Supplier of its intention not to renew at least 180 days before the end of the then current term of the Agreement (the Initial Term, together with any renewal terms, or the Abbreviated Term, as the case may be, the “Term”). Notwithstanding the foregoing, Supplier shall have no further obligation to supply Assay Components listed in Part A of Exhibit A to Purchaser hereunder if the agreement pursuant to which Supplier receives such Assay Components from a third party is terminated by such third party; Supplier will use its commercially reasonable efforts to maintain such third party supply agreements or arrangements in effect and will provide Purchaser with prompt notice of any termination from any such third party and, in the event and to the extent that Supplier makes alternative arrangements to secure the supply of an Assay Component that is the subject of any such third party termination, Supplier shall extend such alternative arrangement to Purchaser. In addition, Supplier may terminate this Agreement with respect to the Assay Components listed in Part A of Exhibit A, with 12 months’ notice; provided that during such 12-month notice period Supplier introduces Purchaser to third parties that are then providing such Part A Assay Components to Supplier and Purchaser is able to enter into a direct contractual agreement with such third parties for the continued supply of such Assay Components.

6.2 Termination.

6.2.1 Termination for Breach. In the event that a Party materially breaches any material term or obligation of this Agreement, the other Party shall have the right to terminate this Agreement by giving 60 days written notice to the breaching Party; provided, however, that in the case of a breach capable of being cured, if the breaching Party cures such breach within the relevant notice period, then the notice shall not be effective and the Agreement shall not terminate based on such notice. The notice period shall be reduced to 30 days for payment defaults.

6.2.2 Termination for Bankruptcy. In the event that either Party files for protection under bankruptcy laws, makes an assignment for the benefit of creditors, appoints or suffers appointment of a receiver or trustee over its property, files a petition under any bankruptcy or insolvency act or has any such petition filed against it which is not discharged within 90 days of such action, then the other Party may terminate this Agreement effective immediately upon written notice to such Party.

6.2.3 Sale of Supplier Business with Respect to Covered Materials. In the event that Supplier elects to sell all of its right, title and interest in and to the Supplier’s business relating to the supply of the Assay Components listed in Part A of Exhibit A to a third party (including, without limitation, the right to manufacture and supply the Covered Materials) during the applicable Term, Supplier shall impose upon the party that acquires such business the terms of this Agreement with respect to the supply of the Assay Components listed in Part A of Exhibit A to Purchaser.

6.3 Effect of Termination. Upon expiration or termination of this Agreement for any reason (a) each Party shall, except as otherwise provided in this Agreement, return or destroy all Confidential Information (as defined in the License Agreement) of the other Party which relates solely to this Agreement; provided, that, each Party may retain one copy for archival purposes solely to confirm compliance with Section 4; (b) except for a termination for breach of this Agreement by Purchaser, Purchaser’s purchase orders for Covered Materials accepted by Supplier prior to the effective date of expiration or termination shall be fulfilled in accordance with their terms and the terms and conditions of this Agreement; (c) Purchaser shall pay all amounts due Supplier in accordance with this Agreement for all Covered Materials delivered in accordance with the terms of this Agreement (including, without limitation, Covered Materials ordered prior to termination but delivered after termination); and (d) all rights of Purchaser to use the Covered Materials under this Agreement and the License Agreement shall terminate, except that such rights will survive solely to the extent of Covered Materials purchased and paid for by Purchaser under this Agreement, solely for use in the Company Field in accordance with the terms and conditions of this Agreement and the License Agreement.

6.4 Surviving Provisions. Termination of this Agreement for any reason shall be without prejudice to rights which expressly survive termination in accordance with the terms of this Agreement, including, without limitation, the rights and obligations of the Parties provided in Sections 4, 5, 6, 8, 9, 10 and 11, all of which shall survive such termination.

7.	REPRESENTATIONS AND WARRANTIES

7.1 Mutual Representations and Warranties. Supplier and Purchaser each represents and warrants to the other as follows:

7.1.1 Organization. It is a corporation duly organized, validly existing and is in good standing under the laws of its jurisdiction of organization, it is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the performance of its obligations hereunder requires such qualification and. it has all requisite power and authority, corporate or otherwise, to conduct its business as now being conducted, to own, lease and operate its properties and to execute, deliver and perform this Agreement.

7.1.2 Authorization. The execution, delivery and performance by it of this Agreement have been duly authorized by all necessary corporate action and do not (a) require any consent or approval of its stockholders or (b) violate any provision of any material law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to it or any provision of its charter documents.

8.	WARRANTY PROVISIONS

8.1 Warranty. Supplier hereby warrants to Purchaser that the Covered Materials supplied to Purchaser pursuant to this Agreement shall conform to the applicable Specifications and will be free from defects in materials or workmanship when delivered to the carrier designated by Purchaser pursuant to the provisions of Section 2.4 above. Supplier shall, at its option either (a) within a reasonable period of time at Supplier’s option repair or replace the Covered Material or (b) refund the price of any Covered Material supplied under this Agreement that fails to conform with the warranties in this Section; provided that the foregoing warranty shall not apply, and is expressly disclaimed, for any defects, harm or damage to Covered Materials resulting from or occurring due to (i) improper storage or misuse or use not in accordance with the documentation applicable to the Covered Material, after delivery, or (ii) combination of the Covered Materials with other products or components.

8.2 Remedies. The sole remedies for Supplier’s breach of the warranties set forth in Section 8.1 shall be as specified therein.

8.3 Disclaimer. SUPPLIER MAKES NO, AND HEREBY EXPRESSLY DISCLAIMS ALL, WARRANTIES (WHETHER STATUTORY, EXPRESS OR IMPLIED) AS TO COVERED MATERIALS, INCLUDING, WITHOUT LIMITATION, ANY

IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS, OR BASED ON COURSE OF CONDUCT OR TRADE CUSTOM OR USAGE, OTHER THAN AS SET FORTH IN SECTION 8.1 ABOVE. SUPPLIER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO WHETHER THE COVERED MATERIALS WILL BE FREE FROM ANY INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PERSON.

9.	INDEMNIFICATION

9.1 Purchaser Indemnification. Purchaser shall indemnify, defend and hold harmless Supplier and its Affiliates from and against all damages resulting from third party claims against Supplier based upon or arising out of (a) Purchaser’s negligence or willful misconduct; (b) Purchaser’s breach of the warranties set forth in Sections 7.1.1 and 7.1.2 or (c) Purchaser’s transactions with its customers and any other parties; except to the extent such damages arise out of (1) Supplier’s negligence or willful misconduct, (ii) Supplier’s breach of the warranties set forth in Sections 7.1.1 and 7.1.2; or (iii) a defect or other non-conformity of any portion of the Covered Materials supplied to Purchaser hereunder.

9.2 Supplier Indemnification. Supplier shall indemnify, defend and hold harmless Purchaser and its Affiliates from and against all damages resulting from third party claims against Purchaser based upon or arising out of (a) Supplier’s negligence or willful misconduct; or (b) Supplier’s breach of the warranties set forth in Sections 7 11 and 7 1.2; except to the extent such damages arise out of (i) Purchaser’s negligence or willful misconduct; (ii) Purchaser’s breach of this Agreement; or (iii) a defect or other non-conformity of any portion of a Purchaser product combined with the Covered Materials.

9.3 Procedure. A party seeking indemnification under this Agreement shall give prompt written notice to the indemnifying party of the commencement of any action (and any prior claims relating to such action) for which the party seeks indemnification. The indemnifying party will have no liability or responsibility of any kind to the party seeking indemnification if the indemnifying party is not promptly notified and does not have adequate opportunity to defend.

9.4 Control of Claims. An indemnifying party will have sole control of defense of the action and of all negotiations for its settlement or compromise. An indemnifying party, however, is not permitted to settle or compromise any claim or action in a manner that imposes any restrictions or obligations on the indemnified party, without the indemnified party’s prior written consent.

9.5 No Limitation of Rights. The indemnification rights of an indemnified party under this Agreement are in addition to all other rights which the indemnified party may have at law or in equity or otherwise.

10.	LIMITATION OF LIABILITY

EXCEPT FOR BREACH OF AN OBLIGATION UNDER SECTION 4 OR AMOUNTS PAYABLE UNDER SECTION 9 OF THIS AGREEMENT, NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY WITH RESPECT TO ANY SUBJECT MATTER ARISING UNDER OR IN ANY WAY RELATED TO THIS AGREEMENT, THE BREACH THEREOF, OR THE USE OR INABILITY TO USE THE COVERED MATERIALS, UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY, OR OTHER LEGAL OR EQUITABLE THEORY, FOR ANY SPECIAL, INDIRECT, INCIDENTAL CONSEQUENTIAL, PUNITIVE, EXEMPLARY OR MULTIPLE F DAMAGES, INCLUDING DUE TO LOSS OF GOODWILL OR PROFITS, OR LOST BUSINESS HOWEVER CHARACTERIZED, EACH OF THE FOREGOING WHETHER FORESEEABLE OR NOT. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, EACH PARTY’S ENTIRE LIABILITY TO THE OTHER PARTY AND ANY OTHER PERSONS WHETHER IN TORT, CONTRACT OR OTHERWISE SHALL NOT EXCEED THE AMOUNTS PAID BY PURCHASER OR THE AFFECTED THIRD PERSON, AS THE CASE MAY BE, FOR THE PARTICULAR COVERED MATERIAL GIVING RISE TO THE CLAIM. NOTHING CONTAINED IN THIS SECTION 10 SHALL LIMIT OR WAIVE A PARTY’S RIGHT TO SEEK SPECIFIC PERFORMANCE OF THIS AGREEMENT OR ANY REMEDY OTHER THAN SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, EXEMPLARY OR MULTIPLE DAMAGES.

11.	MISCELLANEOUS

11.1 Notices. Any notice to be given under this Agreement shall be in writing and shall be delivered in accordance with the Notices provisions set forth in Section 11.8 of the License Agreement.

11.2 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of California, excluding its conflicts of laws principles. The United Nations Convention of Contracts for the International Sale of Goods shall have no application to this Agreement and is hereby excluded.

11.3 Amendment; Waiver. This Agreement may be amended, modified, superseded or canceled, and any of the terms may be waived, only by a written instrument executed by each Party or, in the case of waiver, by the Party or Parties waiving compliance.

11.4 Force Majeure. Neither Purchaser nor Supplier shall be liable for failure of or delay in performing obligations set forth in this Agreement (other than an obligation to make payments), and neither shall be deemed in breach of its obligations (other than an obligation to make payments), if such failure or delay is due to natural disasters or any other causes beyond the reasonable control of the affected Party (a “Force Majeure”), including, without limitation, any act of God or the elements, fire, flood, epidemic, quarantine restriction, war, terrorism, accident to machinery, acts of civil or military authority, any civil commotion or riots. In the event of Force Majeure, the Party affected thereby shall (a) promptly notify the other Party in writing and (b) use reasonable efforts to cure or overcome the same and resume performance of its obligations hereunder.

11.5 Assignment. This Agreement and any rights or benefits hereunder shall not be assigned by either Party without the prior written consent of the other Party, except that either Party may make such assignment or transfer without the consent of the other Party to its Affiliate or to its successor in interest in connection with the sale of all or substantially all of its assets or business to which this Agreement pertains, whether through merger, acquisition sale of assets or other similar transaction. Any purported assignment or transfer not permitted under this Section 11.5 shall be null and void and of no legal effect.

11.6 Integration; Severability. This Agreement (including the provisions of the License Agreement and the Contribution Agreement referenced in this Agreement, as well as any other provisions of the License Agreement or Contribution Agreement referenced in such provisions of the License Agreement and the Contribution Agreement) constitutes the entire agreement with respect to the subject matter hereof between Supplier and Purchaser, and supersedes all other agreements and understandings between the Parties with respect to the same. If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the Parties that the remainder of the Agreement shall not be affected.

11.7 Independent Contractors; Use of Name. Subject to the terms of this Agreement, the activities and resources of each Party shall be managed by such Party, acting independently and in its individual capacity. The relationship between Purchaser and Supplier is that of independent contractors. The relationship between the Parties under this Agreement is not, and is not intended to be, a joint venture, an agency relationship or a fiduciary or trust relationship. Neither Party shall have the power to bind or obligate the other Party in any manner. Except as required by law, neither Party shall use the name or trademarks of the other Party for any advertising or promotional purposes without the prior written consent of such other Party.

11.8 Headings; Sections and Exhibits. Headings contained in this Agreement are for convenience only and will not be used in the interpretation of this Agreement. References herein to sections and exhibits are to the sections and exhibits, respectively, of this Agreement. The exhibits hereto are hereby incorporated herein by reference and made a part of this Agreement. Should any inconsistency exist or arise between a provision of this Agreement and a provision of any exhibit, or other incorporated writing, the provision of this Agreement will prevail.

11.9 No Construction Against Drafter. Each party and its counsel have participated fully in the review and preparation of this Agreement. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not apply in interpreting this Agreement.

11.10 Benefit; No Third Party Beneficiaries. Except as expressly contemplated herein, this Agreement is entered into solely for the benefit of the Parties hereto, and the provisions of this Agreement will be for the sole and exclusive benefit of such Parties. Except as expressly contemplated herein, nothing herein contained will be deemed to create any third party beneficiaries or confer any benefit or rights on or to any third party, and no third party will be entitled to enforce any provisions hereof or exercise any tights hereunder, except as expressly contemplated herein.

11.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which shall together constitute the same document. Counterparts may be signed and delivered by facsimile, each of which shall be binding when sent;

11.12 Dispute Resolution. The Parties acknowledge and agree that this Agreement and any dispute hereunder shall be subject to and governed by the Dispute Resolution and Arbitration provisions set forth in Section 6.17 of the Contribution Agreement

11.13 Publicity and Confidentiality of Agreement. Each Party and its Affiliates shall. maintain the confidentiality of all provisions of this Agreement and neither Party nor any of its Affiliates shall make any public announcement of or otherwise disclose this Agreement or any of its terms to any third party without the prior written consent of the other Party, except that a Party may disclose such information as may have entered into the public domain through no fault of such Party or as required by the rules of a securities exchange to which a Party is subject or any applicable law or regulation based upon the advice of counsel and then only with prior notice to the other Party as far in advance as reasonably possible and with reasonable consideration to the advice of the other Party as to how such disclosure could be modified to conform with applicable rules, laws and regulations and still protect the confidentiality interests of the other Party. The Parties further agree that in the event that either Party wishes to prepare and publicly disseminate a press release announcing the purchase and supply relationship provided herein, such Party shall provide the other Party a written draft of such release at least seven (7) days prior to the intended date of release, and the other Party shall have the right to make reasonable modifications to such draft press release during such seven (7) day review period.

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IN WITNESS WHEREOF, the Parties have caused this Materials Supply Agreement to be executed by their duly authorized representatives as of the Effective Date.

GEN-PROBE INCORPORATED

By:	/s/ Carl W. Hull
Name:	Carl W. Hull
Title:	President and Chief Executive Officer

ROKA BIOSCIENCE, INC.

By:	/s/ Paul Thomas
Name:	Paul Thomas
Title:	Chief Executive Officer

EXHIBIT A

SCHEDULE OF ASSAY COMPONENTS

Part A:

Assay Component	Minimum Quantity
(if any)**
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Part B:

Assay Component	Minimum Quantity
(if any)**
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